EXHIBIT 10.2

ALLOY, INC.

DESCRIPTION OF OUTSIDE DIRECTOR COMPENSATION ARRANGEMENTS

For services rendered during fiscal year ending January 31, 2007, (“Fiscal 2006”), Alloy, Inc. (the “Company”) will pay to each non-employee member (each, an “Outside Director”) of the Company’s Board of Directors (the “Board”), other than Mr. Samuel Gradess, a quarterly retainer of $6,000. Additionally, the Company will pay to each Outside Director $1,000 for each meeting of the Board attended, whether in person or telephonically. The Company also will pay to each Outside Director a quarterly amount of $2,000 per standing committee on which such member serves and an additional $1,500 per quarter for each standing committee on which such member serves as chairman. In addition, the Company will pay the lead independent director of the Board $35,000 per fiscal year, which amount is payable quarterly in equal installments.

In addition to the cash compensation described above, upon the appointment or initial election of an Outside Director, such director is automatically granted an option to purchase 5,000 shares of Company common stock under one or more of the then existing stock option plans of the Company. These options vest equally on each of the first four anniversaries of the grant date, provided that the optionee is still an Outside Director of the Company at the opening of business on such date. Each option has a term of ten years and the exercise price for each option is equal to the closing price for the common stock on the business day immediately preceding the date of grant, as reported on the NASDAQ National Market or other principal amount on which the Company’s common stock is listed for trading. The Company also issues to each Outside Director on an annual basis, without cost to such director, the number of shares of Company common stock that could be purchased for $50,000 at the closing price of such common stock on the trading date immediately preceding the award of such shares. These restricted stock shares are issued pursuant to one or more of the existing stock option plans of the Company as restricted stock. These shares are subject to lapsing rights of repurchase on the part of the Company under the applicable plan documents, which repurchase entitles the Company to repurchase the shares at $0.01 per share and which rights to lapse equally on each of the first three anniversaries of the grant date. Such shares are also subject to the terms and conditions of the applicable option plan of the Company under which they are awarded and the execution and delivery of the execution and delivery of restricted stock agreements with each recipient. To the extent practical, these shares of restricted stock are to be issued February 1st of each year.

Mr. Samuel A. Gradess, who served until February 1, 2006 as the Company’s Executive Vice President and who remains a director, in lieu of the compensation described above payable to Outside Directors, receives $25,000 for each fiscal quarter during which he serves as a director without interruption. In addition, the Company will pay on Mr. Gradess’ behalf any and all payments due in connection with his COBRA benefits until such time as Mr. Gradess makes alternative arrangements or his COBRA coverage expires on August 1, 2007.